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                                                                    EXHIBIT 1(h)

                              MARTIN CURRIE BUSINESS TRUST

                          AMENDED AND RESTATED AMENDMENT NO. 7
                                           TO
                           AGREEMENT AND DECLARATION OF TRUST


         The undersigned, being a majority of the trustees of the Martin Currie Business Trust, a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated May 20, 1994, as amended May 27, 1994, June 13, 1997, November 10, 1998, April 3, 2000, July 17, 2001,
August 14, 2001 and December 11, 2001, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the "Trust"), have determined that it is desirable and appropriate and consistent with the fair and equitable treatment of all shareholders for the combination of the "MCBT Asia Pacific ex Japan Fund" and "MCBT EMEA Fund" Series into the "MCBT Global Emerging Markets Fund" Series. Each of the "MCBT Asia Pacific ex Japan Fund" and "MCBT EMEA Fund" Series shall be and are hereby terminated, each such termination to occur upon the earlier of (1) the disposition of all securities held by the relevant Series as nominee for the "MCBT Global Emerging Markets Fund" Series and the remittance of the relevant proceeds to "MCBT Global Emerging Markets Fund" Series or (2) the transfer of such securities by the relevant Series to "MCBT Global Emerging Markets Fund" Series pursuant to the requisite governmental approvals, including for these purposes any approval by the Securities and Futures Commission in Taiwan allowing the merger of such Series' sub-account with the sub-account of the "MCBT Global Emerging Markets Fund" Series pursuant to the requirements under the laws and regulations of Taiwan. The undersigned do hereby direct that this Amended and Restated Amendment No. 7 be filed with the Secretary of

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The Commonwealth of Massachusetts to amend and restate the Amendment No. 7 filed on December 11, 2001, and, upon such termination of the "MCBT Asia Pacific ex Japan Fund" and "MCBT EMEA Fund" Series and at the time no shares of such Series are outstanding, do hereby authorize the amendment of the Agreement and Declaration of Trust so that the first sentence of Section 6 of
Article III of the Agreement and Declaration of Trust is amended and restated as follows:

         "Without limiting the authority of the Trustees set forth in Section 5, INTER ALIA, to establish and designate any further Series or Classes or to modify the rights and preferences of any Series or Classes, the "MCBT Opportunistic EAFE Fund," "MCBT Japan Small Companies Fund," "MCBT Global Emerging Markets Fund," "MCBT All Countries World ex U.S. Fund" and "MCBT Pan European Mid Cap Fund" shall be, and hereby are, established and designated as separate Series of the Trust."

         The foregoing amended and restated amendment shall become effective as of the time it is filed with the Secretary of The Commonwealth of Massachusetts.






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         IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 31st day of December, 2001.

                                            /s/ Timothy J.D. Hall
                                            ---------------------
                                            Timothy J.D. Hall



                                            -------------------
                                            Simon D. Eccles



                                            /s/ Patrick R. Wilmerding
                                            -------------------------
                                            Patrick R. Wilmerding


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